Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Registration No. 333-166934), and Form S-3ASR (Registration No. 333-207904) of our reports dated March 1, 2018, relating to the consolidated financial statements and financial statement schedules of Maiden Holdings, Ltd. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Maiden Holdings, Ltd. for the year ended December 31, 2017.

/s/ Deloitte Ltd.

Hamilton, Bermuda
March 1, 2018